Exhibit 3.1

CERTIFICATE OF AMENDMENT

to the

RESTATED CERTIFICATE OF INCORPORATION OF

SM ENERGY COMPANY

SM Energy Company, a Delaware corporation (the “Corporation”), does hereby certify:

FIRST: The name of the Corporation is SM ENERGY COMPANY.

SECOND: The following amendment to the Restated Certificate of Incorporation was duly adopted by a vote of the stockholders sufficient for approval effective January 30, 2026, at 8:10 a.m. Eastern daylight time, in the manner prescribed by the General Corporation Law of the State of Delaware:

The first sentence of Article FOURTH of the Restated Certificate of Incorporation is amended to read in its entirety as follows:

FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 400,000,000 shares, of $0.01 par value each.

THIRD: The aforesaid amendment to the Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: The aforesaid amendment does not effect a change in the amount of stated capital.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 30th day of January, 2026.

By:	/s/ James B. Lebeck
Name:	James B. Lebeck
Title:	Executive Vice President Corporate Development and General Counsel